UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust
(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

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The following is a press release made available by SoftVest LP on May 1, 2019:

INVESTOR GROUP ISSUES OPEN LETTER TO SHAREHOLDERS OF TEXAS PACIFIC LAND TRUST

Raises Concerns About Trustees Seeking to Adjourn or Delay Special Meeting of Shareholders to Prevent Election of Eric Oliver as Trustee

Asks Incumbent Trustees and General Cook to Publicly Commit to Holding a Shareholder Vote on May 22, 2019

DALLAS, May 1, 2019 /PRNewswire/ – SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners, which collectively beneficially own over 25% of the outstanding shares of Texas Pacific Land Trust (NYSE: TPL), issued today the following open letter to TPL investors:

Dear Fellow TPL Shareholders:

We’ve come a long way from the nomination of Preston Young – who, in our estimation, was inexperienced and conflicted by multiple undisclosed business relationships with Trustee Barry – to General Cook agreeing with us that lifetime appointments are an archaic system of government for this prized asset.  However, we believe General Cook’s palm branch of committing to a three year term is too little, too late.

The past few weeks have been surreal as we witnessed the incumbent Trustees launch an all-out war on a group of large, long term investors, labeling us as dissidents.  It begs the question WHY?  Are the incumbents relying on bad outside advice or are they driven by a selfish desire to protect their life-tenured positions at any cost?  Maybe it’s a little of both.  But one thing we know for sure is this type of behavior is NOT good for TPL and its shareholders.

At this time we are deeply concerned that the incumbents will stop at nothing to prevent Eric Oliver from being elected Trustee.  We expect more token governance window dressings in the coming weeks as proxies roll in.  The incumbent Trustees may even have an epiphany and offer term limits for themselves or, if all else fails, fully agree with us and proceed with a slow C-Corp conversion that is actually aimed at temporarily keeping Eric Oliver outside the boardroom.  Nothing will surprise us.

Indeed, we now strongly believe that if it becomes clear that Eric Oliver will receive the most votes, the incumbent Trustees and their advisors will concoct one or more excuses to adjourn or even postpone (again) the special meeting scheduled for later this month.  After all, any prolonged election contest will continue the wasteful spending of money in lawyers, bankers, proxy solicitors, social media ads, web designers and press agents that comes out of shareholders pockets, not management’s.

We call on the incumbent Trustees to immediately commit to hold a vote on May 22, 2019, consistent with the notice of meeting previously published.  The time for last-minute empty campaign promises has come and gone.  Now it is time to submit this matter to a vote and let the shareholders decide.

Sincerely,

SOFTVEST, L.P.      HORIZON KINETICS LLC           ART-FGT FAMILY PARTNERS

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IMPORTANT INFORMATION

SoftVest, L.P. has filed a definitive proxy statement with the United States Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests for the election of a new trustee of TP. Investors are strongly advised to read the proxy statement because it contains important information. Investors may obtain a free copy of the proxy statement from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).